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                                                                  EXHIBIT 99.1

SKYWORKS MEDIA RELATIONS:                          SKYWORKS INVESTOR RELATIONS:
Lisa Briggs                                        Thomas Schiller
(949) 231-4553                                     (949) 231-4700


                    SKYWORKS RESTRUCTURES DEBT WITH CONEXANT

         Accretive Transaction Dramatically Improves Skyworks' Capital Structure

WOBURN, MASS., NOV. 6, 2002 -- Skyworks Solutions, Inc. (Nasdaq: SWKS), the industry's leading wireless semiconductor company focused on radio frequency
(RF) and complete cellular system solutions for mobile communications applications, today announced that it has reached an agreement with Conexant Systems, Inc. (Nasdaq: CNXT) to restructure $215 million of debt owed to Conexant.

         "I am extremely pleased to report that we have implemented a comprehensive and accretive financing plan to significantly enhance Skyworks' capital structure," said David J. Aldrich, Skyworks' president and chief executive officer. "With the financing activity behind us, we can intensify focus on leveraging our product depth and breadth across our diversified customer base with truly differentiated wireless communications solutions."

         As part of the comprehensive agreement, Skyworks will prepay approximately $140 million of debt owed to Conexant from the proceeds of the previously announced private placement of its convertible subordinated notes due 2007. Of the prepayment amount, up to $105 million will be used to prepay, in part, certain 15 percent promissory notes and the remainder will be used to prepay, in part, amounts outstanding under a revolving credit facility, all of which were issued pursuant to a financing agreement entered into between the parties on June 25, 2002. The balance of the notes issued to Conexant will be exchanged for a new 15 percent convertible debt security with an extended maturity date of June 2005. The new convertible debt security may be redeemed, in whole or in part, by Skyworks at any time after May 2004 at 103 percent of principal.

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         The available revolving credit facility between the parties will be reduced to $50 million and once Skyworks reduces the amounts outstanding under this credit facility to less than $20 million, Conexant will release its security interest in all assets and properties of Skyworks. In addition, if the balance of the credit facility is reduced to below $20 million and not redeemed in full, Skyworks may substitute additional 15 percent convertible debt securities due June 2005 in lieu of any such balance, which would otherwise become due in June 2003.

         "Our agreement with Conexant enables us to manage down our debt through longer-term and lower-cost vehicles," said Paul E. Vincent, Skyworks' chief financial officer. "Completing this strategic milestone dramatically reduces our financial overhang, provides Skyworks with far more flexibility and considerably lowers our cost of capital." The restructuring agreement with Conexant remains subject to the closing of the private placement of Skyworks' convertible subordinated notes due 2007.

SKYWORKS TO HOST CONFERENCE CALL

         Skyworks will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss this announcement. To listen to the call via telephone, dial (866) 710-0179 (domestic) or (334) 323-9871 (international), security code: Skyworks. To listen via the Internet, visit the investor relations section of Skyworks' Web site at WWW.SKYWORKSINC.COM.

         Playback of the conference call will begin at 2:00 p.m. ET on Wednesday, Nov. 6 and end at 9:00 p.m. ET on Wednesday, Nov. 20, 2002. The replay will be available on Skyworks' Web site at WWW.SKYWORKSINC.COM or by calling (800) 858-5309 (domestic) or (334) 323-7226 (international); access code: 40842, pass code: 54932.

ABOUT SKYWORKS

         Skyworks is the industry's leading wireless semiconductor company focused on RF and complete cellular system solutions for mobile communications applications. The company began operations in June 2002, following the completion of the merger between Alpha Industries Inc. and Conexant's wireless communications business. Skyworks is focused on providing front-end modules, RF subsystems and cellular systems to wireless handset and infrastructure customers worldwide.

         Skyworks is headquartered in Woburn, Mass., and has executive offices in Newport Beach, Calif. The company has design, engineering, manufacturing, marketing, sales and service facilities throughout North America, Europe, Japan and Asia Pacific. For more information visit www.skyworksinc.com.

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SAFE HARBOR STATEMENT

         This news release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future results of Skyworks, the closing of the offering of the notes, including the date thereof, Skyworks' use of the net proceeds from the offering, and other statements regarding matters that are not historical facts. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, and may affect our future operating results, financial position and cash flows.

         These risks and uncertainties include, but are not limited to: maintaining consistent and reliable sources of energy supplying those regions where we operate manufacturing facilities; global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by the company's and its customers' products; demand for and market acceptance of new and existing products; the ability to develop, manufacture and market innovative products in a rapidly changing technological environment; the ability to compete with products and prices in an intensely competitive industry; product obsolescence; losses or curtailments of purchases from key customers or the timing of customer inventory adjustments; the timing of new product introductions; the availability and extent of utilization of raw materials, critical manufacturing equipment and manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; the ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; the ability to attract and retain qualified personnel; labor relations of the company, its customers and suppliers; economic, social and political conditions in the countries in which Skyworks, its customers or its suppliers operate, including security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; maintaining a consistent and reliable source of energy; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company's Securities and Exchange Commission filings.

         These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Skyworks and Skyworks Solutions are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the U.S. and in other countries. All other brands and names listed are trademarks of their respective companies.

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